Exhibit 11
Xerox Corporation

		  Computation of Net Income Per Common Share
      (Dollars in millions, except per-share data; shares in thousands)

					  Three months        Nine months
				       ended September 30, ended September 30,
					    1997     1996       1997     1996

I. Primary Net Income Per Common Share

   Income from continuing operations    $   320 $    250   $    927 $    780
   Accrued dividends on ESOP preferred
    stock, net                              (11)     (11)       (33)     (32)
   Accrued dividends on redeemable
     preferred stock                          -        -          -       (1)
   Adjusted income from
     continuing operations                  309      239        894      747
   Discontinued operations                    -        -          -        -
   Adjusted net income                  $   309 $    239   $    894 $    747

   Average common shares outstanding
     during the period                  325,237  324,524    324,430  324,578
   Common shares issuable with respect
     to common stock equivalents for
     stock options, incentive and
     exchangeable shares                  6,520    9,049      6,520    9,049
   Adjusted average shares outstanding
     for the period                     331,757  333,573    330,950  333,627

   Primary earnings per share:
     Continuing operations              $  0.92 $   0.71   $   2.70 $   2.24
     Discontinued operations                  -        -          -        -
   Primary earnings per share           $  0.92 $   0.71   $   2.70 $   2.24

II. Fully Diluted Net Income Per Common Share

   Income from continuing operations    $   320 $    250   $    927 $    780
   Accrued dividends on redeemable
     preferred stock                          -        -          -       (1)
   ESOP expense adjustment, net of tax        -        -          -       (1)
   Interest on convertible debt,
     net of tax                               1        -          2        1
   Adjusted income from
     continuing operations                  321      250        929      779
   Discontinued operations                    -        -          -        -
   Adjusted net income                 $    321 $    250   $    929 $    779

   Average common shares outstanding
     during the period                  325,237  324,524    324,430  324,578
   Stock options, incentive and
     exchangeable shares                  6,760    9,050      6,760    9,050
   Convertible debt                       2,644    2,644      2,644    2,644
   ESOP preferred stock                  27,418   28,063     27,418   28,063
   Adjusted average shares outstanding
     for the period                     362,059  364,281    361,252  364,335

   Fully diluted earnings per share:
     Continuing operations             $   0.88 $   0.68   $   2.57 $   2.14
     Discontinued operations                  -        -          -        -
   Fully diluted earnings per share    $   0.88 $   0.68   $   2.57 $   2.14